                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Cummins Engine Company, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                         CUMMINS ENGINE COMPANY, INC.
          500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
Cummins Engine Company, Inc.

Notice is hereby given that the Annual Meeting of the Shareholders of Cummins Engine Company, Inc. will be held at the Columbus East High School Auditorium, 230 South Marr Road, Columbus, Indiana, on Tuesday, April 4, 2000, at 10:00 a.m., local time, for the following purposes:

  1. to elect ten directors of the Company for the ensuing year;

  2. to ratify the appointment of Arthur Andersen LLP as auditors for the year 2000;

  3. to transact any other business that may properly come before the meeting or any adjournment thereof.

   Only shareholders of Common Stock of the Company of record at the close of business on February 14, 2000, are entitled to notice of and to vote at the meeting.

   Shareholders of Common Stock who do not expect to be present in person at the meeting are urged to complete, sign and date the enclosed proxy and return it promptly to the undersigned in the envelope provided.

   The proxy may be revoked by the shareholder giving it at any time before the voting. Any shareholders entitled to vote at the meeting who attend the meeting will be entitled to cast their votes in person.

                                               Pamela F. Carter,
                                                  Secretary

March 1, 2000

                         CUMMINS ENGINE COMPANY, INC.
          500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
                                PROXY STATEMENT

   This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Cummins Engine Company, Inc. (the "Company" or "Cummins") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, April 4, 2000, and at any adjournment thereof (the "Annual Meeting"). This proxy statement, together with the enclosed proxy, is first being mailed to the shareholders of the Company on or about March 1, 2000.

   Holders of the Company's Common Stock of record at the close of business on February 14, 2000 are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 41,497,920 shares of Common Stock, each of which is entitled to one vote.

   Each share of Common Stock represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy, unless such proxy has been previously revoked. If no instructions are indicated on a signed proxy, the shares represented by such proxy will be voted as recommended by the Board of Directors.

   A shareholder may revoke the proxy at any time before it is voted by delivering to the Secretary of the Company written notice of such revocation. This notice must include the number of shares for which the proxy had been given and the name of the shareholder of such shares as it appears on the stock certificate(s) evidencing ownership of such shares. In addition, any shareholder who has executed a proxy but is present at the Annual Meeting will be entitled to cast its vote in person instead of by proxy, thereby cancelling the previously executed proxy.

                         PRINCIPAL SECURITY OWNERSHIP

   The following table identifies those shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company and shows as to each such shareholder as of February 14, 2000 (i) the number of shares beneficially owned by such shareholder(s) and the nature of such beneficial ownership and (ii) the percentage of the entire class of Common Stock so beneficially owned:

                                                  Amount and Nature    Percent
                                               of Beneficial Ownership of Class
                                               ----------------------- --------
      Cummins Engine Company, Inc.                    3,726,079          8.98%
       Employee Benefits Trust
       c/o The Vanguard Fiduciary
       Trust Company
       Post Office Box 2900
       Valley Forge, PA 19482
      Cummins Engine Company, Inc. Collective         3,700,000          8.92%
       Investment Trust
       for Pension Plans
       c/o The Northern Trust Company
       50 South LaSalle Street
       Chicago, IL 60675
      FMR Corporation                                 2,850,288(1)       6.87%
       82 Devonshire Street
       Boston, MA 02109

---------
(1) The source of this information is a Schedule 13G dated February 14, 2000 disclosing beneficial ownership by FMR. FMR states in its 13G that it has sole investment power for all of the shares, sole voting power for 40,588 shares and no shared investment or voting power.

                             ELECTION OF DIRECTORS

                                   (Item 1)

   It is intended that votes will be cast pursuant to the accompanying proxy for the election of the ten nominees listed below, all of whom are presently directors of the Company. All directors will serve for the ensuing year and until their respective successors are elected and qualified. A shareholder may withhold authority from such shareholder's proxy to vote for the election of any or all of the nominees listed below.

   The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If, for any reason, one or more of such persons should be unable to serve, it is intended that votes will be cast for a substitute nominee or nominees designated by the Board of Directors unless the Board of Directors decides to reduce the number of directors.

   The names of the nominees for directors, together with certain information regarding them, are set forth below. Biographical sketches of these nominees, which include their business experience during the past five years and directorships of other corporations, are provided on pages 21 through 25 of this proxy statement.

                                               Amount and      Stock Units
                              First Year  Nature of Beneficial  Held as of  Percent
                              Elected a     Ownership as of    February 29,   of
   Name and Occupation    Age Director(1)  February 29, 2000(2)    2000(3)   Class
   -------------------    --- ----------  -------------------- ------------ -------
Robert J. Darnall.......   61    1989             3,149           2,847         *
 Retired Chairman and
  Chief Executive
  Officer, Inland Steel
  Industries, Inc.,
  steel manufacturing
  and materials
  distribution
John M. Deutch..........   61    1997             3,557               0         *
 Institute Professor,
  Massachusetts
  Institute of
  Technology
Walter Y. Elisha........   67    1991             3,168           3,454         *
 Retired Chairman and
  Chief Executive
  Officer of Springs
  Industries, Inc.,
  manufacturer of home
  furnishings,
  industrial and
  specialty fabrics
Hanna H. Gray...........   69    1977             2,256               0         *
 President Emeritus and
  Professor of History,
  University of Chicago
James A. Johnson........   56    1999             2,926               0         *
 Chairman and Chief
  Executive Officer,
  Johnson Capital
  Partners
William I. Miller.......   43    1989            40,328 (4)         708         *
 Chairman, Irwin
  Financial Corporation,
  financial services
  company
William D. Ruckelshaus..   67    1974             3,149           7,160         *
 Principal, Madrona
  Investment Group,
  L.L.C.
Theodore M. Solso.......   52    1994           284,142 (5)           0         *
 Chairman and Chief
  Executive Officer of
  Cummins
Franklin A. Thomas......   65    1973             2,854           6,218         *
 Consultant, TFF Study
  Group
J. Lawrence Wilson......   64    1990            14,133           3,019         *
 Retired Chairman and
  Chief Executive
  Officer, Rohm and Haas
  Company, specialty
  chemical manufacturing

---------
   *Less than 1%.
(1) Except for Mr. Ruckelshaus, each Director has served continuously since the year indicated. Mr. Ruckelshaus served on the Board of Directors from 1974 until 1983 when he returned to Federal Government service and was reelected to the Board of Directors in 1985.

(2) Except as indicated, the voting and investment powers of the shares listed are held solely by the reported owner.
(3) Compensatory stock units payable only in cash. The value of each unit is equal to the value of one share of the Company's Common Stock. See director retirement plan elimination discussion on page 6.
(4) Includes 16,411 shares held by Mr. Miller for the benefit of his children.
(5) Includes 126,350 shares which Mr. Solso has the right to acquire within the next 60 days through the exercise of stock options. Also included are 15,919 shares held by a family trust and 14,604 shares held by a family limited partnership of which Mr. Solso is a general partner.

   Directors will be elected by a plurality of the votes cast. Votes cast for a nominee and, if no contrary instructions are indicated on a signed proxy, the shares represented by such proxy will be voted for a nominee. Abstentions, broker non-votes and instructions on a signed proxy withholding a vote will result in a nominee receiving fewer votes. However, the number of votes otherwise cast for the nominee will not be affected by such actions.

                   The Board of Directors and Its Committees

   The Board of Directors held 5 meetings during 1999. All of the directors attended 75% or more of the meetings of the Board and Committees on which they served.

   The Board of Directors has established eight standing committees. The functions performed by certain of these committees and the members of the Board of Directors currently serving on these committees are as follows:

   Audit Committee. The members of the Audit Committee are R. J. Darnall (Chairman), W. Y. Elisha and J. A. Johnson. The Committee reviews the accounting and auditing principles and procedures of the Company. The Audit Committee reviews the scope, timing, and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee met four times during 1999.

   Compensation Committee. The members of the Compensation Committee are H. H. Gray (Chairman), W. D. Ruckelshaus and F. A. Thomas. The Compensation Committee administers and determines eligibility for and makes awards under the Company's stock option and other stock incentive plans. The Committee also reviews and evaluates the Company's executive compensation standards and practices, including salaries, bonus distributions, deferred compensation practices and participation in stock purchase plans. The Compensation Committee met five times during 1999.

   Nominating and Organization Committee. The members of the Nominating and Organization Committee are F. A. Thomas (Chairman), H. Brown, R. J. Darnall,
J. M. Deutch, W. Y. Elisha, H. H. Gray, J. A. Johnson, W. I. Miller, W. D. Ruckelshaus, H. B. Schacht and J. L. Wilson. The Nominating and Organization Committee reviews and makes recommendations to the Board with respect to membership, size, composition, procedures and organization of the Board of Directors. The Committee also evaluates the Chief Executive Officer's performance and monitors meeting attendance of Board members. This Committee will consider shareholders' recommendations of nominees for election to the Board of Directors. Shareholder recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on the Company's Board of Directors, must be submitted in writing to the Secretary of the Company in accordance with the procedures established in the Company's By-Laws. The Nominating and Organization Committee replaced the former Nominating Committee and met four times during 1999.

   Executive Committee. The members of the Executive Committee are Theodore M. Solso (Chairman), W. I. Miller and Franklin A. Thomas. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management and direction of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee did not meet during 1999.

   Other Committees. In addition to the Committees described above, the Board of Directors has established the following committees: Finance Committee (J.
L. Wilson, Chairman, W. I. Miller and H. B. Schacht); Proxy Committee (H. B. Schacht, Chairman, and F. A. Thomas); and Technology and Environment Committee (H. Brown, Chairman and J. M. Deutch).

   Each director who is not an officer of the Company receives an annual fee of $66,000, $33,000 of which is paid in cash and $33,000 of which is paid in the form of restricted stock. Each non-officer director also receives $1,000 for each special meeting of the Board of Directors attended. Committee chairmen (other than the Executive or Proxy Committee) receive an additional annual fee of $9,000. Non-chair members of the Audit, Finance, Executive, Compensation, Nominating and Organization, and Technology and Environment Committees receive an additional $6,000 fee for each such Committee membership. Committee members also receive $1,000 for attending a Committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of the Board of Directors.

   As part of the Company's overall support of charitable and educational institutions and as an aid in attracting and retaining qualified directors, the Company has established the Cummins Engine Company Charitable Bequest Program in which all directors participate. Upon the death of a director, the Company will donate ten equal annual installments of $100,000 to one or more qualifying institutions designated by such director, subject to certain vesting requirements based upon years of service as a director. The Company has purchased life insurance policies on each director, the proceeds of which fund donations under the program. Directors will not receive any financial benefit from the program since all charitable deductions accrue solely to the Company.

   Director Harold Brown, who is retiring from the Board of Directors and is not a nominee for re-election, had a consulting arrangement with the Company pursuant to which he provided consulting services in connection with the Company's research and development activities and related technology issues. During 1999, the Company paid Dr. Brown $50,000 for these services. In addition, the Company has established a Science and Technology Advisory Council on which Dr. Brown served as Chairman. The Council advises senior management and the Board of Directors on the direction and implication of developments in science, technology and environmental issues that may have applicability to the Company's current and future business goals and objectives. For his services on the Council during 1999, Dr. Brown was paid an annual retainer of $17,000, including $7,000 for serving as Chairman, and an additional fee of $3,000 for each day of meetings attended during the year.

   The Company has a deferred compensation plan for non-employee directors, pursuant to which such directors may elect to defer receipt of all or any portion of their compensation while they serve as a director of the Company. Upon ceasing to be a director, the deferred compensation, plus accrued interest, is paid to the director or the director's beneficiary in a lump sum or in annual installments, not to exceed ten, as specified by the director. Upon a change of control of the Company (as defined in the plan), such deferred compensation and interest is paid in cash to the director in one lump sum.

   During 1997, the Board of Directors eliminated future service accruals under a non-employee director retirement plan and, in lieu thereof, the amount of each director's annual retainer fees payable in restricted Common Stock was increased. Directors with vested retirement plan benefits on the date future accruals were eliminated were given an option to have their accrued benefits frozen and retained in the plan for future payment, or to convert the present value (using the same actuarial assumptions as are applicable to the payment of pension benefits to the Company's employees) of their accrued benefits into phantom units of Common Stock based on a trailing trading day average of closing prices of Common Stock on the date of conversion. The stock units, including additional stock units credited thereon as dividend equivalents, are evidenced by bookkeeping entries. Recipients have no voting or investment power with respect to the stock units. The value of each director's stock units will be payable only in cash on or after the director ceasing to be a member of the Board or upon a change of control of the Company. The total number of units credited to each director as a result of retirement plan benefit conversion elections is listed in the director nominee table on page 3.

                            EXECUTIVE COMPENSATION

                         Compensation Committee Report

   The Compensation Committee Report is organized as follows:

  . Role of the Compensation Committee

  . Objectives and Principles

  . Compensation Program Elements

  . Compensation of the Chief Executive Officer

Role of Compensation Committee

   The Compensation Committee is made up of three members of the Board of Directors of the Company, who are not current or former employees of the corporation. The Committee has oversight responsibility for the Company's executive compensation programs and works with management to establish the general compensation philosophy of the Company. It reviews the elements of the compensation program, the specifics of each element, the goals and measurements used in the program, and the results of the compensation program compared to the philosophy to determine if the compensation program is performing as expected.

   In addition, the Committee reviews the individual compensation levels and awards for each of the five most highly paid officers and takes appropriate action. In its review, the Committee has direct access to advice from professional executive compensation consultants. The Committee also reviews its actions with the full Board of Directors.

Objectives and Principles of Executive Compensation

   Cummins' executive compensation is designed to attract, motivate, and retain the personnel required to achieve the Company's performance goals in the competitive global business environment. The program is designed to reflect the individual's contribution and the performance of the Company. The program attempts to strike an appropriate balance between short-term and long-term performance.

   The Company is committed to the concept of pay for sustained financial performance. We evaluate performance over several periods of time. While the specific elements of executive compensation vary from time to time, the Compensation Committee focuses on this central principle of pay for performance in reviewing the compensation program, any proposed changes, and the specific awards.

   The Committee follows several principles, in addition to pay for performance, in designing and implementing compensation programs for its officers.

  . Programs should provide competitive compensation opportunity; the concept of opportunity is important in our program. We believe the executive should have the opportunity to do well if the Company does well, but that total compensation should vary in relation to the Company's performance.

  . An individual's compensation should be at the median of the range when compared to the compensation of individuals in U.S. industrial companies with sales volumes similar to Cummins, when Cummins' financial performance is at the median of those companies.

  . There should be a balance between short-term and long-term elements of compensation.

  . The more senior a person's position, the more the compensation should be "at risk", i.e., dependent on the performance of the Company.

  . Stock should be an important part of the program in order to link the management's compensation with shareholders' expectations; the greater the level of responsibility of the person, the more the compensation should be stock-based.

  . The system should be as simple and as easily understood as possible.

  . Payouts should not accumulate, causing large one-time payments.

   In addition to these principles, we have the following observations:

  . No single program accomplishes these aims consistently; a mix of programs is best.

  . There is no single best comparator of performance with other companies; a mix of comparators should be used.

  . In this complex area, relative simplicity seems the best that can be achieved.

  . There is no perfect program; change should be expected from time to time as the outcome of the Committee's periodic reviews.

   Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the corporate tax deduction to one million dollars for compensation paid annually to any one of the named executive officers in the Proxy Statement, unless the compensation meets certain requirements. The Committee adopted changes to the compensation program, approved by shareholders in 1995, that qualify payments under the Senior Executive Bonus Plan and Senior Executive Three Year Performance Plan for tax deductibility under Section 162(m). These changes were designed to maximize tax deductibility, while retaining the ability to attract, retain and motivate executives to achieve our business objectives. Payments under these plans were certified by the Compensation Committee for each payment period in 1999.

   As indicated below, the Base Salary of the named executive officers is set at the median of the range of the salaries of individuals with similar positions in companies of similar size to Cummins. The Committee intends to continue this policy notwithstanding the enactment of Section 162(m).

Compensation Program Elements

   The Company's executive compensation program consists of four elements:
Base Salary, Short-Term Bonus, Medium-Term compensation, and Long-Term compensation. Each is designed to accomplish a somewhat different objective. In total, they are designed to fulfill the Company's basic goals of linking pay to financial performance and paying competitively. All officers participate in each element of the program.

   We use survey data provided by our compensation consultants to determine competitive levels of pay. These surveys include over 300 U.S. industrial corporations. Each element of pay described below is intended to provide compensation for each position at the median of the amounts companies of similar size in the survey would pay the same position.

1. Base Salary

   Base Salary is reviewed annually. It is the only fixed portion of the executive's compensation. Base Salary is normally set at the median of the range of the salaries of individuals with similar positions in companies of similar size to Cummins.

2. Short-Term Bonus

   This element is designed to link executive pay to the short-term performance of the Company. The payout is made quarterly, with the Payout Factor calculated on a formula established by the Committee and reviewed annually. Each person is assigned a participation rate that is a percent of salary. The quarterly bonus is then determined as follows.

  (Short-Term Bonus) equals (Annual Base Salary) times (participation percentage assigned to each job) times (Payout Factor) times ( 1/4).

   Participation rates are based on the same survey data as base salaries and are set at the median of the range for like positions in similarly sized companies.

   The Payout Factor for the quarterly bonus is set to yield a 1.0 Payout Factor for Company financial performance that is at the median of U.S. industrial companies measured over recent history. In 1999, Return on Average Net Assets was the measure used to compare performance.

   When the Company's performance is less than the median, the quarterly bonus pays less than 1.0, and does not pay at all if the Company is not profitable. When the Company's performance exceeds the median, the quarterly Payout Factor is greater than 1.0 and compensation is greater than the median of those companies included in our surveys.

   One-half of the bonus for senior managers of the Company's Business Units is determined by the Return on Average Net Assets of the Business Units, and one-half continued to be based on the Company's performance, as described above. The Committee believes this formula provides appropriate balance, compensating for performance measured at the Business Unit level as well as for the total Company. Basing a significant portion of the bonus on total Company results rewards Business Units for working in an integrated way, maximizing our total financial performance. Adding the Business Unit measure emphasizes business results each key manager affects most directly.

   In order to comply with the requirements of Section 162(m), designated officers (the Chief Executive Officer and the Chief Operating Officer in 1999) were compensated under a modified version of the Short-Term Bonus Plan, called the Senior Executive Bonus Plan. The Senior Executive Bonus Plan differs from the Short-Term Bonus Plan in which many employees at all levels of the Company, including all officers, participate, only in that the Compensation Committee has no discretion to increase the payouts once it establishes the performance measures each year.

3. Medium-Term: Three Year Performance Plan

   The Three Year Performance Plan measures Cummins' performance versus the Peer Group companies over a rolling three-year cycle. For each three-year Award Cycle, a Target Award is granted to each participant, expressed as a dollar amount.

   The Committee establishes performance guidelines to determine the portion of the granted amount to be paid for each three-year Award Cycle. A new Award Cycle begins each year, hence payout opportunity is annual. The first payout under this program was in 1995. The performance measure for all Award Cycles has been return on equity. The Committee establishes a scale of multiples of the Target Award to be paid for various levels of Company performance over each Award Cycle. The plan pays the full granted amount if Cummins' performance (based on the applicable performance measure) is equal to the median of the Peer Group companies over the three-year cycle. A portion or multiple of the granted amount is paid if three-year performance is less or greater than the median of these companies, based on a scale established by the Committee. The maximum that can be paid is two times the Target Award for performance that is twice the median of the Peer Companies.

   For the Target Awards granted in 1997, 1998, and 1999 the payouts will be linked to the Corporation's Common Stock price. The Target Award was made in stock units, calculated as the Target Award dollars divided by the six-month average Cummins stock price as of the grant date. The payout will be calculated as (number of stock units granted) x (payout factor) x (six-month average Cummins Stock Price as of the payout date). This design further links the interests of senior managers and our shareholders.

   As with the Short-Term Bonus Plan, to comply with the requirements of
Section 162(m), designated officers (the Chief Executive Officer and Chief Operating Officer in 1999) were compensated under a modified version of the Three Year Performance Plan, called the Senior Executive Three Year Performance Plan. The plans are identical except that the Committee's discretion to adjust payments upward is eliminated in the Senior Executive Three Year Performance Plan.

4. Long-Term: The 1992 Cummins Stock Incentive Plan

   Annually since 1992, restricted stock and stock options were granted to officers under the 1992 Cummins Stock Incentive Plan. Restrictions on the restricted stock will lapse on one-third of each grant annually, beginning two years and one month from the date of each grant. The stock options expire ten years from grant, but cannot be exercised for the first two years.

   Grant amounts under the Medium-Term and Long-Term plan elements are set to provide total compensation opportunity at the median of that provided by similarly-sized U.S. industrial companies in our survey base, when combined with Base Salary and Short-Term Bonus. The Committee reviews the proportion of total compensation that is dependent on Company performance in determining the allocation of the compensation opportunity among each of the Medium-Term and Long-Term plan elements for each position. More senior positions have a larger proportion of total compensation opportunity dependent on Company performance than do less senior positions.

Compensation of the Chief Executive Officer

   Approximately one-third of the CEO's annualized total compensation opportunity is fixed Base Salary. Two-thirds of the total is based on Company performance, assuming median Company financial performance. When the Company's performance is better than the median, the variable compensation elements pay more and comprise a larger portion of the total. When the Company's performance is less than median, the variable elements pay less and comprise a smaller proportion of the total.

   The Base Salary and Short-Term Bonus participation rate of the CEO are set at the median of our survey companies specifically as described under the Base Salary and Short-Term Bonus sections appearing earlier in this report.

   In 1999, Company performance was significantly stronger than in 1998, and the bonus reflected the performance.

   In February, 1999 the CEO received grants of restricted stock and stock options under the Long-Term 1992 Stock Incentive Plan, as well as a Target Award (payable in 2003) under the Medium-Term Three Year Performance Plan. This was the eighth set of grants under these Plans. The Committee intends to continue making grants annually.

   In determining grant amounts for the CEO, as explained earlier, the Committee set the total of the four elements of the executive compensation program--Base Salary, Short-Term Bonus, Medium-Term Plan, and the Long-Term Plan--to provide annualized compensation opportunity to the CEO equal to the median of the range of total compensation opportunity provided for CEOs by the survey companies described earlier in this report.

   The CEO, on a yearly basis, discusses in detail his priorities and objectives with the Nominating and Organization Committee (The members and responsibilities of the Nominating and Organization Committee are described on page 4 of this Proxy Statement). The Nominating and Organization Committee formally reviews the CEO's performance annually, based on how well the CEO performed against his workplan, including the progress made by the Company in implementing its business strategy and achieving its business objectives, both short-term and long-term. This review, which is reported in detail to the Committee, considers both quantitative and qualitative performance matters, and is a key factor in setting the CEO's compensation.

   We hope this general discussion and the following tables and graphs help you understand the Company's executive compensation philosophy and program.

                                               Hanna H. Gray, Chairman
                                               William D. Ruckelshaus
                                               Franklin A. Thomas

                  Shareholder Return Performance Presentation

   The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and an index of peer companies* selected by the Company. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's stock.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG CUMMINS ENGINE CO., INC.,
                       S&P 500 INDEX AND PEER GROUP INDEX

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY AND/OR BROAD MARKETS

                               ------------------------------FISCAL YEAR ENDING----------------------------
COMPANY/INDEX/MARKET           12/30/1994   12/29/1995   12/31/1996   12/31/1997    12/31/1998   12/31/1999

Cummins Engine                     100.00        83.73       106.58       139.19         85.69       119.44

Peer Group Index                   100.00       118.96       151.25       212.76        184.31       205.54

S&P 500 Index                      100.00       137.58       169.17       225.61        290.09       351.13

--------
*Arvin Industries, Inc., Caterpillar, Inc., Dana Corporation, Deere & Company, Detroit Diesel Corporation, Eaton Corporation, Ingersoll-Rand Company, Navistar International Corporation and Paccar, Inc.

Compensation Tables and Other Information

   The summary compensation table and accompanying notes and other information on the following pages include individual compensation information for the last three fiscal years on the Company's Chairman and Chief Executive Officer and the four other most highly compensated executive officers during 1999. James A. Henderson retired as Chairman and Chief Executive Officer effective December 31, 1999. Theodore M. Solso became Chairman and Chief Executive Officer of the Company effective January 1, 2000. The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting threshold and is not included in the table.

                          SUMMARY COMPENSATION TABLE

Name and                        Annual
Principal Position           Compensation          Long Term Compensation
------------------      ---------------------- -------------------------------
                                                     Awards          Payouts
                                               ------------------- -----------
                                                  (1)       (2)        (3)         (4)
                                                           Stock     Medium-
                                               Restricted Options/    Term
                                                 Stock      SARs   Performance  All Other
                        Year  Salary   Bonus     Awards     (#)       Plans    Compensation
                        ---- -------- -------- ---------- -------- ----------- ------------
J. A. Henderson........ 1999 $912,500 $842,500 $1,062,875  60,000   $ 93,750     $23,689
 Chairman of the Board  1998 $781,875 $338,555 $  641,844 155,000   $170,000     $15,560
 and Chief Executive
  Officer               1997 $810,000 $544,229 $  676,266  43,700   $255,000     $19,863

T. M. Solso............ 1999 $675,000 $584,812 $  715,025  38,300   $ 70,000     $54,353
 President and Chief    1998 $548,750 $222,233 $  446,500  24,500   $100,000     $36,559
 Operating Officer      1997 $557,500 $346,013 $2,539,688  33,300   $131,250     $78,330

F. J. Loughrey......... 1999 $475,000 $226,391 $  343,019  17,900   $ 38,750     $36,723
 Executive Vice
  President             1998 $409,270 $100,015 $  306,969  11,500   $ 70,000     $23,563
 President--Engine      1997 $400,000 $266,694 $1,748,250  20,900   $ 93,750     $32,743
 Business

K. M. Patel............ 1999 $370,000 $242,537 $  314,031  16,500   $ 25,000     $ 9,213
 Executive Vice
  President             1998 $296,667 $ 95,242 $  251,156  11,300   $ 35,000     $ 5,154
 and Chief Financial
  Officer               1997 $280,000 $148,275 $1,748,250  20,900   $ 26,250     $ 9,837

J. K. Edwards.......... 1999 $375,000 $212,075 $  314,031  16,500   $ 25,000     $13,726
 Executive Vice
  President             1998 $324,250 $ 98,959 $  251,156  11,300   $ 45,000     $ 6,850
 Group President--Power 1997 $315,000 $114,975 $1,748,250  20,900   $ 45,000     $10,518
 Generation

---------
(1) Pursuant to the Corporation's 1992 Stock Incentive Plan, a total of 366,200 shares of Restricted Stock were granted in 1999, having a total value at date of grant of $17,336,900. The shares will be restricted for two years and one month subsequent to grant, then are vested in one-third annual increments, if the participant remains an employee of the Company. As of year-end 1999, the total number of shares of Restricted Stock and the value thereof held by each executive officer was as follows: J. A. Henderson, 61,417 shares, $2,967,209; T. M. Solso, 68,266 shares,
    $3,298,101; F. J. Loughrey, 43,599 shares, $2,106,377; K. M. Patel, 40,999 shares, $1,980,764; J. K. Edwards, 41,433 shares, $2,001,732. Dividends are paid on all shares of Restricted Stock.
(2) Stock Options awarded pursuant to the Corporations 1992 Stock Incentive Plan. Stock Options may not be exercised for two years subsequent to grant and expire ten years from grant.
(3) The payout for 1999 represents payout for the 1996-1998 Award Cycle under the Three Year Performance Plan. The payout is calculated as the individual's Target Award times Payout Factor for the Award Cycle. The Payout Factor was based on the Corporation's Return on Equity compared to the median ROE of a panel of nine comparator companies over the Three Year Award Cycle.
(4) Amounts reported as "All Other Compensation" for 1999 include, respectively, matching contributions by the Company under the Retirement and Savings Plan and "above market" earnings on previously deferred compensation as follows:
   J. A. Henderson $827 and $22,862; T. M. Solso $7,342 and $47,011; F. J.
   Loughrey $7,634 and $29,089; K. M. Patel $7,197 and $2,016; J. K. Edwards
   $7,342 and $6,384.

                       Security Ownership of Management

   Set forth below is information as of February 29, 2000, regarding the beneficial ownership of Common Stock of the Company by the Chief Executive Officer, each of the other named executive officers for 1999 and the directors and executive officers of the Company as a group.

                                                          Amount and
                                                          Nature of
                                                          Beneficial    Percent
                                                          Ownership     of Class
                                                          ----------    --------
      James A. Henderson
       Chairman of the Board and Chief Executive
       Officer..........................................    505,032(1)    1.2%
      Theodore M. Solso
       President and Chief Operating Officer............    284,142(2)      *
      F. Joseph Loughrey
       Executive Vice President, Group President--Engine
       Business.........................................    151,432(3)      *
      K. M. Patel
       Executive Vice President and Chief Financial
       Officer..........................................    134,123(4)      *
      J. K. Edwards
       Executive Vice President, Group President--Power
       Generation.......................................    135,404(5)      *
      All directors and executive officers as a group, a
       total of 23 persons..............................  1,693,481(6)    4.1%

---------
*Less than 1%
(1) Includes 378,000 shares which Mr. Henderson has the right to acquire within the next 60 days through the exercise of stock options. Also included are 5,772 shares held by Mr. Henderson's wife who has sole voting and investment powers thereof and 14,000 shares held by a family foundation for which Mr. and Mrs. Henderson are directors.
(2) See footnote 5 to the director nominee listing on page 3.
(3) Includes 60,850 shares which Mr. Loughrey has the right to acquire within the next 60 days through the exercise of stock options.
(4) Includes 51,350 shares which Mr. Patel has the right to acquire within the next 60 days through the exercise of stock options.
(5) Includes 56,350 shares which Mr. Edwards has the right to acquire within the next 60 days through the exercise of stock options.
(6) Includes 804,850 shares which the officers and directors have the right to acquire within the next 60 days through the exercise of stock options.

   The following table discloses, for each of the named executive officers, information regarding individual grants of stock options and stock appreciation rights made during 1999, and their potential realizable values.

                     Option/SAR Grants in Last Fiscal Year

                                                                        Potential Realizable
                                                                          Value at Assumed
                                                                           Annual Rates of
                                                                             Stock Price
                                                                          Appreciation for
                                       Individual Grants                    Option Terms
                         ---------------------------------------------- ---------------------
                                       % of Total
                                      Options/SARs
                             (1)       Granted to  Exercise
                         Options/SARs Employees in  Price    Expiration
          Name           Granted (#)  Fiscal Year  ($/share)    Date      5% ($)    10% ($)
          ----           ------------ ------------ --------  ---------- ---------- ----------
J. A. Henderson.........    60,000        6.8%     $41.188    2/09/09   $1,556,888 $3,929,288
T. M. Solso.............    38,300        4.3%     $41.188    2/09/09   $  993,813 $2,508,195
F. J. Loughrey..........    17,900        2.0%     $41.188    2/09/09   $  464,471 $1,172,237
K. M. Patel.............    16,500        1.9%     $41.188    2/09/09   $  428,144 $1,080,554
J. K. Edwards...........    16,500        1.9%     $41.188    2/09/09   $  428,144 $1,080,554

   Stock option and stock appreciation right exercise activity during 1999, on an aggregated basis for each of the named executives, is contained in the following table. Also disclosed are the number and value of options and appreciation rights, on an aggregated basis, held by each named executive as of December 31, 1999.

   Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR
                                     Value

                                                                                    Value of
                          Number of      Value            Number of                Unexercised
                          Securities   Realized          Unexercised              In-the-Money
                          Underlying      ($)     Options/SARs at FY-End (#)Options/SARs at FY-End ($)
                         Options/SARs ----------- ------------------------- -------------------------
          Name            Exercised   Exercisable Exercisable Unexercisable Exercisable Unexercisable
          ----           ------------ ----------- ----------- ------------- ----------- -------------
J. A. Henderson.........       0        $    0      154,000      224,000     $872,644     $470,944
T. M. Solso.............       0        $    0       98,850       71,800     $562,327     $272,888
F. J. Loughrey..........       0        $    0       46,350       38,400     $230,056     $127,538
K. M. Patel.............       0        $    0       37,050       36,800     $180,147     $117,563
J. K. Edwards...........       0        $    0       42,050       36,800     $216,969     $117,563

   Estimated benefits payable to each named executive pursuant to long-term incentive plan rights awarded during 1999 are disclosed in the following table.

         Long-Term Incentive Plan Awards in Last Fiscal Year/SAR Value

                                                             Estimated
                           Number of                   Future Payouts Under
                         Shares, Units              Non-Stock Price-Based Plans
                           or other    Period Until ------------------------------
   Name                    Rights(1)      Payout    Threshold  Target    Maximum
   ----                  ------------- ------------ ---------- --------- ---------
J. A. Henderson.........    15,516      2000-2002        3,879    15,516    31,032
T. M. Solso.............    11,771      2000-2002        2,943    11,771    23,542
F. J. Loughrey..........     5,484      1999-2001        1,371     5,484    10,968
K. M. Patel.............     5,083      1999-2001        1,271     5,083    10,166
J. K. Edwards...........     5,083      1999-2001        1,271     5,083    10,166

---------
(1) Stock units were awarded under the Company's Three Year Performance Plan and Senior Executive Three Year Performance Plan, with payouts tied to Company performance over a rolling three-year cycle, as determined by the Compensation Committee of the Board of Directors. The Committee establishes performance measures as guidelines. For the 1999-2001 Award Cycle under the Three Year Performance Plan (payable in 2002) and the 2000-2002 Award Cycle under the Senior Executive Three Year Performance Plan (payable in 2003), the performance guidelines are tied to achieving certain levels of return on equity (ROE) compared to the Peer Group companies. The Target Award will be earned if the Company's ROE is equal to the median ROE of the Peer Group companies. The Threshold Payment (25% of the Target Award) will be earned if the Company's ROE is 50% of the Peer Group companies' median ROE. The Maximum Payment (200% of the Target Award) is earned if the Company's ROE is 200% of the Peer Group companies' median ROE. The payouts will be equal to the number of stock units awarded times the Payout Factor for the Award Cycle times the six-month trailing average price of Common Stock at the end of the Award Cycle.

                              Pension Plan Table

   The Company maintains retirement pension programs for its employees, including the executive officers named in the Summary Compensation Table on page 13. Elements of the program for the executive officers include the Company's Cash Balance Pension Plan, the Excess Benefit Plan which provides pension benefits in excess of limitations imposed by the Internal Revenue Code, and the Supplemental Life Insurance and Deferred Income Program. Benefits are not offset or otherwise reduced by amounts payable or received under Social Security. The following table sets forth the estimated maximum annual pension benefits payable on a straight life annuity basis under the program to the officers in various compensation and years of service classifications upon retirement at age 65. An officer who is among the Company's two highest paid executive officers at the time of retirement will receive an annual benefit greater than amounts reflected in the table by an amount equal to 10% of the officer's covered compensation.

                   Estimated Annual Benefit Upon Retirement

        Average
       Total Cash
      Compensation
      (Base Salary
      plus Short-                                                            30+
      Term Bonus)      10 Years     15 Years     20 Years     25 Years      Years
      ------------     --------     --------     --------     --------     --------
       $  200,000      $ 40,000     $ 60,000     $ 80,000     $ 90,000     $100,000
       $  275,000      $ 55,000     $ 82,500     $110,000     $123,750     $137,500
       $  350,000      $ 70,000     $105,000     $140,000     $157,500     $175,000
       $  425,000      $ 85,000     $127,500     $170,000     $191,250     $212,500
       $  500,000      $100,000     $150,000     $200,000     $225,000     $250,000
       $  575,000      $115,000     $172,500     $230,000     $258,750     $287,500
       $  650,000      $130,000     $195,000     $260,000     $292,500     $325,000
       $  725,000      $145,000     $217,500     $290,000     $326,250     $362,500
       $  800,000      $160,000     $240,000     $320,000     $360,000     $400,000
       $  875,000      $175,000     $262,500     $350,000     $393,750     $437,500
       $  950,000      $190,000     $285,000     $380,000     $427,500     $475,000
       $1,025,000      $205,000     $307,500     $410,000     $461,250     $512,500
       $1,100,000      $220,000     $330,000     $440,000     $495,000     $550,000
       $1,175,000      $235,000     $352,500     $470,000     $528,750     $587,500
       $1,250,000      $250,000     $375,000     $500,000     $562,500     $625,000
       $1,325,000      $265,000     $397,500     $530,000     $596,250     $662,500
       $1,400,000      $280,000     $420,000     $560,000     $630,000     $700,000
       $1,475,000      $295,000     $442,500     $590,000     $663,750     $737,500

   Compensation for purposes of the pension program is the highest average total cash compensation, including base salary and short-term bonus payments, for any consecutive five-year period prior to retirement. Covered compensation is disclosed under the "Salary" and "Bonus" columns of the Summary Compensation Table. Covered compensation and full years of service as of December 31, 1999 for the Company's Chief Executive Officer and the other named executive officers are as follows: J. A. Henderson, $1,341,967, 35 years; T. M. Solso, $905,299, 28 years; F. J. Loughrey, $599,091, 26 years; K.
M. Patel, $410,142, 25 years; J. K. Edwards, $451,358, 27 years.

                        Change of Control Arrangements

   In the event of a change of control of the Company, the Company will provide benefits to certain executives including the Chief Executive Officer and other executive officers named in the Summary Compensation Table on page
13. Certain named executive officers as designated by the Compensation Committee would be entitled to three year's salary plus twelve quarterly bonus payments. The Company will also provide for the full vesting of certain insurance and retirement benefits and the continuation in effect for a three-year severance period of certain other employee benefits. In addition, the Company's retirement plans will allocate any actuarial surplus assets to fund increased pension benefits, stock options previously granted will become fully exercisable, and certain long-term incentive plan awards will be paid in cash. The value of supplemental and excess retirement annuity benefits will also be paid in cash. All amounts of employee compensation and director annual fees deferred, respectively, under the Company's Deferred Compensation Plan and Deferred Compensation Plan for Non-Employee Directors will be paid in cash. The Company will also pre-fund certain premium payment obligations under a split-dollar life insurance arrangement described below with director Henry B. Schacht through a grantor trust. A change of control for these purposes is defined in each of the various plans, programs and arrangements providing these benefits.

         Other Transactions and Agreements With Directors and Officers

   Irwin Financial Corporation ("IFC") owns a partial interest in one of the Company's business aircraft and has an arrangement with the Company to share the fixed and operating expenses of such aircraft. During 1999, $169,784 was paid to the Company by IFC under this arrangement. Director nominee William I. Miller is Chairman and an executive officer of IFC.

   As an employee of the Company until his retirement at year-end 1999, director James A. Henderson had deferred receipt of certain amounts of his salary and bonus pursuant to the Company's Deferred Compensation Plan, which amounts had been included in the respective Summary Compensation Tables of the Company's proxy statements for the years in which earned. On December 15, 1999 the Company and Mr. Henderson agreed that he would forego receipt of all of his $1,280,975 projected year-end 1999 Deferred Compensation Plan account balance and future earnings thereon in exchange for entering into a split-dollar life insurance arrangement with the Company. Under the terms of the Deferred Compensation Plan, Mr. Henderson's unpaid balance would have continued to accrue interest and would have been payable over a ten-year period beginning in 2000. Discounted at 7%, the present value cost to the Company of the Deferred Compensation Plan liability, including projected deferred earnings payable thereon to Mr. Henderson, would have been $1,593,913. Under the split-dollar arrangement, the Company has agreed to fund a grantor trust with sufficient assets to pay premiums of $409,665 per year for ten years in connection with insurance policies on the lives of Mr. Henderson and his wife, and the Company will be refunded all of such premiums after fifteen years, resulting in an equal present value cost to the Company of $1,593,913. The arrangement is similar to the one Mr. Henderson and the Company entered into in 1996. The Company has also agreed to similarly fund its obligations under the 1996 arrangement. Mr. Henderson is not a nominee for re-election to the Board of Directors.

   As a director of the Company, Henry B. Schacht had deferred receipt of his annual retainer fees for all years following his retirement as an employee of the Company pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors. As of April 15, 1999, the total amount of fees deferred including accrued interest thereon payable by the Company to Mr. Schacht was $256,399. On that date, the Company and Mr. Schacht agreed that he would forego receipt of this balance and future earnings thereon in exchange for entering into a split-dollar life insurance arrangement with the Company similar to the one he and the Company entered into in 1996 in connection with amounts deferred under the active employee Deferred Compensation Plan, and to Mr. Henderson's arrangement as described above. Mr. Schacht's deferred balance would have continued to accrue interest and would have been payable in 15 annual installments following his retirement from the Board. Discounted at 7%, the present value cost to the Company of this deferred balance, including projected deferred earnings payable thereon to Mr. Schacht, would have been $211,529. Under the split-dollar arrangement, the Company will pay premiums of $54,367 per year for ten years in connection with an insurance policy on the lives of Mr. Schacht and his wife and will be refunded all of such premiums after fifteen years, resulting in an equal present value cost to the Company of $211,529. Under both this and his 1996 arrangement with the Company, Mr. Schacht has the right to require the Company to pre-fund its premium payment obligations through a grantor trust. The Company is also required to pre-fund its obligations upon a change of control of the Company. Mr. Schacht is not a nominee for re-election to the Board of Directors of the Company.

   Pursuant to the Company's Key Employee Stock Investment Plan, certain officers have purchased shares of Common Stock of the Company on an installment basis. The interest rate on these loans is the minimum annual rate permitted under the Internal Revenue Code without imputation of income. The following table shows, as to those executive officers and directors of the Company who were indebted to the Company in excess of $60,000 since January 1, 1999, the largest aggregate amount owed for such purchases and loans at any time since January 1, 1999, and the amount owed as of January 31, 2000:

                                                                     Amount of
                                                                    Indebtedness
                                                         Largest       as of
                                                        Amount of   January 31,
                                                       Indebtedness     2000
                                                       ------------ ------------
      J. S. Blackwell................................. $247,575.00  $247,575.00
      P. F. Carter.................................... $243,475.00  $ 31,725.00
      M. R. Gerstle................................... $286,187.50  $ 98,437.50
      J. A. Henderson................................. $625,127.72  $      0.00
      M. D. Jones..................................... $292,312.50  $292,312.50
      F. J. McDonald.................................. $ 65,125.00  $ 65,125.00
      R. J. Mills..................................... $204,977.38  $      0.00
      K. M. Patel..................................... $349,847.50  $131,250.00
      T. M. Solso..................................... $639,976.50  $639,976.50
      C. M. Vujovich.................................. $ 62,062.50  $ 31,812.50

   The Company has a policy of purchasing from employees of the Company shares of Common Stock of the Company that have been acquired under the Key Employee Stock Investment Plan, 1986 Stock Option Plan and 1992 Stock Incentive Plan. The purchase price for such shares is the closing price quoted on the New York Stock Exchange Composite Tape on the date of purchase. During 1999, four executive officers sold shares to the Company pursuant to this policy.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

                                   (Item 2)

   The Board of Directors has voted to appoint Arthur Andersen LLP as the firm of independent public accountants to audit the accounts of the Company for the year 2000. Arthur Andersen LLP has acted as independent public accountants for the Company since 1952. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of the shareholders, the Board of Directors has decided, as in the past, to ask the Company's shareholders to ratify the appointment. A representative of Arthur Andersen LLP will be present, will have the opportunity to make a statement and will be available to answer appropriate questions at the Annual Meeting of Shareholders.

   The proposal to ratify the appointment of Arthur Andersen LLP as the firm of independent public accountants to audit the accounts of the Company for the year 2000 will be adopted if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. Votes cast against and abstentions on the Item will be counted as votes against the Item. Broker non-votes will not change the number of votes cast for or against the Item. If the shareholders do not ratify the selection of Arthur Andersen LLP, the selection of independent public accountants will be determined by the Audit Committee and the Board of Directors after careful consideration of all information submitted by shareholders.

   The Board of Directors recommends that shareholders vote FOR this Proposal.

                                OTHER BUSINESS

   The Board of Directors does not know of any business to be presented for action at the meeting other than that set forth in Items 1 and 2 of the Notice of Annual Meeting of Shareholders. However, if other business properly comes before the Meeting, the members of the Proxy Committee will vote the returned proxies as the Board of Directors recommends.

                               OTHER INFORMATION

                             Shareholder Proposals

   Shareholders may submit proposals to be considered for shareholder action at the 2001 Annual Meeting of Shareholders and inclusion in the Company's Proxy Statement and proxy card if they do so in accordance with the appropriate regulations of the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 2001 Annual Meeting of Shareholders, proposals must be received by the Secretary of the Company no later than November 1, 2000.

   If a shareholder desires to bring proper business before an annual meeting of shareholders which is not the subject of a proposal timely submitted for inclusion in the Company's Proxy Statement and form of proxy as described above, the shareholder must follow procedures outlined in the Company's By-Laws. Pursuant to the Company's By-Laws, a shareholder may propose business to be considered at the annual meeting, provided that the shareholder (a) is a shareholder of record at the time of giving notice to the Company of the proposal and is entitled to vote at the annual meeting where the proposal will be considered, and (b) complies with the notice procedures of Article I of the Company's By-Laws. That Article provides that the proposing shareholder must deliver written notice of the proposal to the Company's Secretary no later than 90 days preceding the first Tuesday of April of the meeting year, unless the Board of Directors establishes an earlier date than the first Tuesday of April for the annual meeting, in which case written notice of the proposal must be delivered not later than the close of business on the 10th day following the first public disclosure of the earlier date. The required notice must contain certain information, including information about the shareholder, as prescribed by the By-Laws.

                           Expenses of Solicitation

   The cost of this proxy solicitation will be borne by the Company. Morrow & Co., 345 Hudson Street, New York, New York 10013, has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $6,500 plus expenses. Proxies may also be solicited by directors, officers and employees of the Company at no additional cost. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such matters.

March 1, 2000

                        NOMINEES FOR BOARD OF DIRECTORS

                         Mr. Solso was elected Chairman of the Board and Chief Executive Officer of the Company in 2000 after serving as its President since 1995, Chief Operating Officer since 1994 and Executive Vice President-- Operations from 1992 through 1994. From 1988 to 1992 he was Vice President and General Manager--Engine Business after serving in various other executive positions with the Company. Mr. Solso received a B.A. from DePauw University in 1969 and an M.B.A. degree from Harvard University in 1971. He is a Director of Irwin Financial Corporation, and Ashland, Inc. and is a member of the boards of Cummins Engine Foundation and Otter Creek Golf Course in Columbus, Indiana. He is also a member of the Board of Trustees, DePauw University.


PHOTO OF THEODORE M. SOLSO
THEODORE M. SOLSO

                         Mr. Darnall is the retired Chairman and Chief Executive Officer of Inland Steel Industries. Inland was the parent company for Inland Steel Company and Ryerson Tull, Inc. Concluding his 36-year Inland career in late 1998, Mr. Darnall joined Ispat International N.V. as head of North American operations until early 2000. Ispat had acquired Inland Steel Company in July 1998. He graduated from DePauw University in 1960 with a BA in mathematics. He also earned a BS degree in Civil Engineering from Columbia University in 1962, after which he joined Inland. In 1973 he earned an MBA from the University of Chicago. Mr. Darnall is a member of the Board of Directors of Household International, Inc., Ispat International N.V., and the Federal Reserve Bank of Chicago, where he currently serves as Vice Chairman. He is past Chairman of the American Iron and Steel Institute, and a director of the International Iron and Steel Institute. He also serves on the Board of Trustees of the University of Chicago, the Museum of Science and Industry, and Rush Presbyterian St. Luke's Medical Center. He is past chairman and a current director of both the Glenwood School for Boys and Junior Achievement of Chicago.


PHOTO OF ROBERT J. DARNALL
ROBERT J. DARNALL

                         Mr. Deutch has been an Institute Professor at the Massachusetts Institute of Technology since 1990. He joined the MIT faculty in 1970 and served as Dean of Science from 1982 to 1985 and Provost from 1985 to 1990. Mr. Deutch received a B.A. in History and Economics from Amherst College in 1961; and a B.S. in Chemical Engineering in 1961 and Ph.D. in Physical Chemistry in 1965, both from MIT. While on leave from his current post at MIT, Mr. Deutch served as Director of Central Intelligence during 1995 and 1996. From 1994 through 1995 he was U.S. Deputy Secretary of Defense and also served as Undersecretary of Defense for Acquisition and Technology between 1993 and 1994. He was Director of Energy Research and Undersecretary of the U.S. Department of Energy during the Carter Administration. He is a Director of Ariad, Citicorp, CMS Energy, Raytheon Corporation and Schlumberger, and is also a Trustee of Resources for the Future, the Urban Institute and Director of the Council on Foreign Relations.


PHOTO OF JOHN DEUTCH
  JOHN M. DEUTCH

                         Mr. Elisha is the retired Chairman and Chief
                         Executive Officer of Springs Industries, Inc. He is a graduate of Wabash College and the Harvard Business School. He has been a Director of Springs Industries, Inc. since 1980 and served as President and Chief Operating Officer from 1980 to 1981. Mr. Elisha served as Springs Industries, Inc.'s Chief Executive Officer from 1981 through 1997 and was Chairman of its Board from 1983 until 1998. He also serves on the Board of Directors for AT&T and Carolina Power & Light. Mr. Elisha is an honorary trustee of the Brookings Institution and a trustee of the Committee for Economic Development. He is a member of the Business Council and the Council on Competitiveness; a member of the President's Advisory Committee for Trade Policy and Negotiations and is past President of the American Textile Manufacturers Institute. Mr. Elisha is also a Trustee of Wabash College and has served as a member of the Board of Directors of the Associates of the Harvard Business School.


PHOTO OF WALTER ELISHA
 WALTER Y. ELISHA

                         Mrs. Gray is President Emeritus and Professor of History, University of Chicago. Mrs. Gray was graduated with a B.A. from Bryn Mawr College in 1950 and a Ph. D. from Harvard in 1957. During 1950-51 she was a Fulbright scholar at Oxford. She was an Instructor at Bryn Mawr in 1953-54 and was on the Harvard faculty from 1955-60. She became an Assistant Professor at the University of Chicago in 1961, was promoted to Associate Professor in 1964 and in 1972 was appointed Dean and Professor of History at Northwestern University. Mrs. Gray was Provost and Professor of History at Yale from 1974 to 1978 and was acting President from 1977-78. She served as President of the University of Chicago from 1978-1993. She became President Emeritus of the University of Chicago in 1993 and is now the Harry Pratt Judson Distinguished Service Professor of History. Mrs. Gray is a Fellow of the American Academy of Arts and Sciences and a Trustee of numerous educational institutions. She is also a Director of J.P. Morgan and Company and Morgan Guaranty Trust Company.


PHOTO OF HANNA H. GRAY
  HANNA H. GRAY

                         Mr. Johnson is Chairman and CEO of Johnson Capital Partners, a private investment company. He received a B.A. degree in political science from the University of Minnesota and an M.P.A. degree in public affairs from the Woodrow Wilson School at Princeton. Beginning in January of 1990 and continuing through December 1999 he was employed by Fannie Mae. He served as Vice Chairman (1990), Chairman and CEO (1991-1998), and Chairman of the Executive Committee
                         (1999). Prior to joining Fannie Mae, Mr. Johnson was a managing director in corporate finance at Lehman Brothers. Before joining Lehman, he was the president of Public Strategies, a Washington-based consulting firm he founded to advise corporations on strategic issues. From 1977 to 1981, he served as executive assistant to Vice President Walter F. Mondale. Earlier, he was employed by the Dayton Hudson Corporation, worked as a staff member in the U.S. Senate, and was on the faculty at Princeton University. Mr. Johnson serves as chairman of The John F. Kennedy Center for the Performing Arts, and is chairman of the board of trustees of The Brookings Institution. He also serves on the boards of Carnegie Corporation of New York; Carnegie Endowment for International Peace; Dayton Hudson Corporation; The Enterprise Foundation; The Goldman Sachs Group, Inc.; Kaufman and Broad Home Corporation; National Association on Fetal Alcohol Syndrome; National Housing Endowment; Temple-Inland, Inc.; and UnitedHealth Group. He is also a member of The Business Council.


PHOTO OF JAMES A. JOHNSON
 JAMES A. JOHNSON

                         Mr. Miller is Chairman of Irwin Financial
                         Corporation. Mr. Miller received a B.A. from Yale University in 1978 and an M.B.A. degree from Stanford University in 1981. He was President of Irwin Management Company, a family investment management company, from 1984 to 1990. Since September, 1990, he has been Chairman of Irwin Financial Corporation, a publicly traded diversified financial services company, of which he has been a Director since 1985. Mr. Miller continues to serve as Chairman of the Board and a Director of Irwin Management Company and as Chairman of the Board of Tipton Lakes Company (a real estate development firm). Mr. Miller is a Director of Tennant Company (a manufacturer of floor cleaning equipment), a Director of the New Perspective Fund, Inc. and the New World Fund and a Trustee of the EuroPacific Growth Fund (all three are mutual funds). Mr. Miller also is a Trustee of The Taft School, Watertown, CT, and Public Radio International, Minneapolis, MN.


WILLIAM I. MILLER


                         Mr. Ruckelshaus is currently a Principal in the Madrona Investment Group, L.L.C. and former Chairman of Browning-Ferris Industries from 1995 through 1999. He was Chairman and Chief Executive Officer of Browning-Ferris Industries until 1996. Mr. Ruckelshaus received a B.A. from Princeton in 1957 and an LL. B. from Harvard in 1960 after serving in the U.S. Army. He was Deputy Attorney General and Chief Counsel in the Indiana Attorney General's Office from 1960-65. He was elected to the Indiana House of Representatives, where he served as Majority Leader in the 1967 session. Mr. Ruckelshaus first served in the Federal Government from January, 1969 to October, 1973, as Assistant Attorney General, as Administrator of the Environmental Protection Agency, Acting Director of the F.B.I. and Deputy Attorney General. He returned as Administrator of the Environmental Protection Agency from 1983 through January, 1985. He practiced law in Washington, D.C., from 1973 until joining Weyerhaeuser in 1976 as Senior Vice President. He was of counsel in the law firm of Perkins Coie, with offices in Seattle, Portland, Anchorage and Washington, D.C. from 1985 to 1988. Mr. Ruckelshaus is a Director of Monsanto, Inc., Nordstrom, Inc., Weyerhaeuser Company, Coinstar Inc. and Solutia Inc.


    WILLIAM D.
   RUCKELSHAUS

                         Mr. Thomas is an attorney and a Consultant with the TFF Study Group and served as President of The Ford Foundation until 1996. Mr. Thomas received a B.A. from Columbia University in 1956 and an LL. B. in 1963. From 1956 to 1960, he was a navigator with the U.S. Air Force. Mr. Thomas served as attorney for the Federal Housing Finance Agency (1963-64), Assistant U.S. Attorney for the Southern District of New York
                         (1964) and a Deputy Police Commissioner for New York City (1965-67). Mr. Thomas was President and Chief Executive Officer of the Bedford Stuyvesant Restoration Corporation from 1967 to 1977. He was an attorney and consultant engaged in private practice from 1977 to 1979. He is also a Director of Citigroup, Inc., Conoco, Inc., ALCOA, Lucent Technologies, Inc., and PepsiCo.


   FRANKLIN A.
      THOMAS


                         Mr. Wilson is the retired Chairman and Chief
                         Executive Officer of Rohm and Haas Company. Mr. Wilson received a bachelor's degree in mechanical engineering from Vanderbilt University in 1958 and an M.B.A. from Harvard University in 1963. He served as an officer in the U.S. Navy from 1958 to 1961. Mr. Wilson joined Rohm and Haas Company in 1965 as an operations research analyst. He held positions as President of a medical products subsidiary, Director of the European region, Treasurer and Chief Financial Officer, Business Director for the Industrial Chemicals Group, Group Vice President in charge of Administration and Finance and Vice Chairman. Mr. Wilson was a Director of Rohm and Haas Company from 1977 to 1999 and served as Chairman and Chief Executive Officer from 1988 to 1999. Mr. Wilson is a member of the board of Vanderbilt University, the Vanguard Group of Investment Companies, Mead Corporation and AmeriSource Health Corporation. He is past Chairman of the Board of the Philadelphia High School Academies, Inc. and The Chemical Manufacturers Association.


   J. LAWRENCE
      WILSON

                         CUMMINS ENGINE COMPANY, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

                            Tuesday, April 4, 2000
                       10:00 a.m. Eastern Standard Time
             (Note: Daylight Savings Time is not observed locally)

                     COLUMBUS EAST HIGH SCHOOL AUDITORIUM
                              230 South Marr Road
                               Columbus, Indiana





--------------------------------------------------------------------------------

[LOGO] Cummins Engine Company, Inc
       500 Jackson Street, Columbus, IN 47201                              proxy
________________________________________________________________________________

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 4, 2000.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Henry B. Schacht and Franklin A. Thomas, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.





                     See reverse for voting instructions.

                                                            --------------------
                                                             COMPANY #
                                                             CONTROL #
                                                            --------------------
There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

 . Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on April 3, 2000.
 . You will be prompted to enter your 3-digit Company Number and your 7-digit
  Control Number which are located above.
 . Follow the simple instructions the Voice provides you.

VOTE BY INTERNET -- http://www.eproxy.com/cum/ -- QUICK *** EASY *** IMMEDIATE

 . Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00
  p.m. on April 3, 2000.
 . You will be prompted to enter your 3-digit Company Number and your 7-digit
  Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Cummins Engine Company, Inc., c/o Shareowner Services/SM/, P.O. Box 64873, St. Paul, MN 55164-0873.




     If you vote by Phone or Internet, please do not mail your Proxy Card

                            . Please detach here .



          The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:

01 Robert J. Darnall   06 William I. Miller
02 John M. Deutch      07 William D. Ruckelshaus
03 Walter Y. Elisha    08 Theodore M. Solso
04 Hanna H. Gray       09 Franklin A. Thomas
05 James A. Johnson    10 J. Lawrence Wilson

[_] Vote FOR           [_] Vote WITHHELD
    all nominees           from all nominees
    (except as marked)

(Instructions: To withhold authority to vote         ---------------------------
for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) ---------------------------

2. Proposal to ratify Arthur Andersen LLP as independent accountants.

   [_] For     [_] Against     [_] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---

Address Change? Mark Box [_]
Indicate changes below:                             Date ___________________

                                                 -------------------------------

                                                 -------------------------------

                                                 Signature(s) in Box
                                                 Please sign exactly as your
                                                 name(s) appear on Proxy. If
                                                 held in joint tenancy, all
                                                 persons must sign. Trustees,
                                                 administrators, etc., should
                                                 include title and authority.
                                                 Corporations should provide
                                                 full name of corporation and
                                                 title of authorized officer
                                                 signing the proxy.